Exhibit 4.5

Amended and Restated Business Cooperation Framework Agreement

This Amended and Restated Business Cooperation Framework Agreement (this “Agreement”) is entered into on March 10, 2026 (the “Effective Date”) by and between:

(1) Party A: Beijing Jingdong Century Trading Co., Ltd., a company duly incorporated under the PRC laws (together with its Affiliates, “JD”); and

(2) Party B: Shanghai Wanwuxinsheng Information Technology Group Co., Ltd. (formerly known as Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd.), a company duly incorporated under the PRC laws (together with its Affiliates, “ATRenew”)

(hereinafter referred to collectively as the “Parties” and individually as a “Party”).

WHEREAS:

1.
JD is primarily engaged in the self-managed and platform-based e-commerce business through its official website and mobile applications.
2.
ATRenew is primarily engaged in the recycling, sale and services in respect of pre-owned electronic products and other pre-owned products.
3.
On June 1, 2024, the Parties entered into the Business Cooperation Framework Agreement (the “Business Cooperation Framework Agreement”), setting forth the terms regarding the business cooperation between the Parties in specific fields. Through consultation, the Parties intend to amend and restate the Business Cooperation Framework Agreement, and hereby enter into this Agreement.
4.
The Parties intend to enter into certain business cooperation in accordance with the terms and conditions set forth herein, in order to integrate business resources and give full play to their respective advantages.

NOW, THEREFORE, through consultation, the Parties agree as follows:

1.
Definitions

For the purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1
“Affiliate”, with respect to any entity, means any other entity or person that, directly or indirectly, controls, is controlled by or is under common control with such entity. For the purposes of this Agreement, “control” means ownership of over 50% shares or votes of such entity, or possession of the power to appoint a majority of members of the board of directors or other equivalent management body of such entity, or to actually decide on and control the operation of such entity by contract or otherwise, including via a VIE. Notwithstanding any other provision contained herein, for the purposes of this Agreement, ATRenew shall not be deemed an Affiliate of JD, and vice versa.
1.2
“Force Majeure” means any event occurring after the Effective Date, that prevents any Party from performing all or part of this Agreement, and is beyond the control of, and unavoidable, insurmountable and insoluble by the Parties, and unforeseeable at the time of execution of this Agreement, including without limitation earthquake, typhoon, flood, war, international or domestic transportation interruption, power, network, computer, communication or other system failure, strike (including internal strike and labor unrest), labor dispute, government act, and international or domestic court order. For the avoidance of doubt, such event shall constitute an event of Force Majeure only if it is beyond the control of, and unavoidable, insurmountable and insoluble by the Parties.
1.3
“PRC” or “Chinese Mainland” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Taiwan, the Hong Kong Special Administrative Region, and the Macao Special Administrative Region.
1.4
“Paipai Marketplace Business” means, collectively, the following businesses conducted by ATRenew on the JD Platform:

(1)
“pre-owned goods sales business”, which refers to the “ATRenew self-managed sales business” (i.e. the pre-owned goods sales business conducted by ATRenew as seller on the JD Platform) and “pre-owned POP merchant sales business” (i.e. the pre-owned goods sales business conducted by the Pre-owned POP Merchants on the JD Platform, utilizing various business models), in each case, covering such categories of goods as set out in the Category List agreed upon by the Parties, but excluding the Overseas Goods sales business;
(2)
“goods recycling business”, which refers to the “ATRenew self-managed recycling business” (i.e. the recycling business conducted by ATRenew on the JD Platform in which ATRenew, as recycler, buys out the property rights of users’ goods), and “pre-owned POP merchant recycling business” (i.e. the pre-owned goods recycling business conducted by the Pre-owned POP Merchants on the JD Platform, utilizing various business models), in each case, covering such categories of goods as set out in the Category List agreed upon by the Parties; and
(3)
“user resale business”, which refers to the business in which users resell their idle goods through the JD Platform.
1.5
“Overseas Goods” means, collectively: (1) the goods produced in the regions or countries outside the Chinese Mainland; (2) the goods sold to the Chinese Mainland from the regions or countries outside the Chinese Mainland, including without limitation the goods shipped from the countries or regions outside the Chinese Mainland via international logistics services, accompanying with overseas purchase certificates, or shipped from the bonded areas in the PRC in compliance with the PRC laws, but excluding the Chinese Mainland versions of 3C products; and (3) the goods sold to the regions or countries outside the Chinese Mainland through JD Global.
1.6
“ATRenew Self-managed Business” means, collectively, the ATRenew self-managed recycling business and the ATRenew self-managed sales business.
1.7
“Pre-owned POP Merchant” means any third-party merchant (other than JD and ATRenew) that sells and/or recycles pre-owned goods on the JD Platform, including merchants engaged in the sale and/or recycling of pre-owned goods through their pre-owned POP stores, by entrusting ATRenew with the consignment, custody, operation or promotion of goods, or otherwise.
1.8
“Pre-owned POP Business” means, collectively, the pre-owned POP merchant sales business and the pre-owned POP merchant recycling business.
1.9
“JD Platform” means JD.com, JD APP, JD WeChat Entrance and Mini Program, and JD Mobile Q operated by JD.
1.10
“JD Platform Rules” means any normative documents regarding merchant/store operations published on the “JD Platform”, as updated, adjusted and amended from time to time, including without limitation the merchant handbook, merchant background announcements, merchant background help center, and privacy policy.
1.11
“JD APP” means the mobile application service platform operated by JD under the name of “JD”.
1.12
“JD WeChat Entrance and Mini Program” means the entrances to JD and the JD mini program operated by JD (excluding WeChat) on WeChat, whether existing or updated, adjusted or modified from time to time in accordance with the agreements between JD and Tencent, including: (1) the existing “Shopping” entrance on the “Discovery” page of WeChat; and (2) the WeChat mini program named “JD Shopping”, provided that if any entrance or WeChat mini program terminates after the Effective Date, such entrance or WeChat mini program shall be excluded from its date of termination.
1.13
“JD Mobile Q” means the channels operated by JD on mobile QQ, whether existing or updated, adjusted or modified from time to time in accordance with the agreements between JD and Tencent, including the channel named “JD Shopping”, provided that if any channel terminates after the Effective Date, such channel shall be excluded from its date of termination.

1.14
“JD Technology” means Jingdong Technology Holding Co., Ltd. and its controlled Affiliates.
1.15
“JD Logistics” means JD Logistics, Inc. and its controlled Affiliates.
1.16
“Allianz JD” means Allianz Jingdong General Insurance Company Ltd.
1.17
“Trade-in Service” means the new business model offered jointly by JD and ATRenew to consumers, which integrates online sales on the JD Platform, and store delivery and door-to-door services provided by ATRenew, and allows consumers to purchase new products while trading in their used goods for credit.
1.18
“Term” means the period from June 1, 2024 to December 31, 2027, and any renewal term (if applicable) as may be agreed upon pursuant to this Agreement.
2.
Territory for Business Cooperation

Unless otherwise expressly provided herein, the territory for the cooperation and/or restrictions hereunder shall be limited to the Chinese Mainland.

3.
Main Terms of Business Cooperation
3.1
Arrangement for the pre-owned business:
3.1.1
During the Term, the Pre-owned POP Business set forth in Article 1.4 shall be operated jointly by ATRenew and JD, where the relevant merchant recruitment arrangement, merchant commission policy, business plans and other business strategies shall be determined jointly by ATRenew and JD, and ATRenew shall be responsible for recruiting the Pre-owned POP Merchants and the operation and management in accordance with the strategies jointly determined by the Parties.
3.1.2
During the Term, except for the Paipai Marketplace Business, JD may operate, whether by itself or in cooperation with others, the following pre-owned sales/recycling business:
(1)
JD shall have the right to conduct the self-managed sales business and self-managed recycling business for all categories of pre-owned goods, except for the recycling of mobile phones and tablet computers from individual users. The business strategies for such self-managed sales and recycling businesses shall be decided by JD in its sole discretion; provided, however, if JD intends to cooperate with other companies in the sale or recycling of pre-owned goods, JD shall give priority to ATRenew under the same conditions.
(2)
The business of recycling pre-owned mobile phones and tablet computers from individual users through the JD Platform shall be exclusively conducted by ATRenew. Without the consent of ATRenew, JD shall not engage in the recycling of pre-owned mobile phones and tablet computers from individual users.
(3)
The businesses of recycling all categories of pre-owned goods from corporate users and sale of Overseas Goods shall be conducted by JD; provided, however, if JD intends to cooperate with other companies in the recycling of graphics cards, GPU and servers from corporate users, JD shall give priority to ATRenew under the same conditions.
(4)
If JD intends to cooperate with other companies in the recycling or sale of pre-owned mobile phones, tablet computers and laptops outside the Chinese Mainland, JD shall give priority to ATRenew under the same conditions.
3.1.3
If ATRenew intends to engage in the sale and/or recycling of pre-owned goods beyond the scope of categories for the “Paipai Marketplace Business” set forth in Article 1.4 on the JD Platform, the Parties shall agree on the operation approaches for such additional categories of goods through amicable consultation, and then update the Category List accordingly. Notwithstanding the foregoing, without the prior consent of JD, ATRenew shall not conduct any business (including the sale and/or recycling of pre-owned goods beyond the scope set forth in the Category List), on the JD Platform beyond the scope of the “Paipai Marketplace Business” outlined in Article 1.4. If the Parties intend to explore any new business model, the Parties shall agree on the specific arrangement, including without limitation pricing and profit sharing principles, separately through consultation.
3.2
Sharing of commission and advertising revenues:
3.2.1
During the Term, the Parties shall share in the commission and advertising revenues from the Paipai Marketplace Business in such manner as agreed upon by the Parties.
3.3
Performance targets:
3.3.1
The annual performance targets for the Paipai Marketplace Business conducted by ATRenew on the JD Platform shall be determined jointly by ATRenew and JD.
3.4
Cooperation in entrance resources:
3.4.1
During the Term, JD undertakes to provide ATRenew with certain entrance resources of the JD APP for its operation of the Paipai Marketplace Business on the JD Platform, in such manner as agreed upon by the Parties subsequently.
3.5
Collaboration and support:
3.5.1
During the Term, JD undertakes, at the request of ATRenew, to provide ATRenew with such collaboration and support services as agreed upon by the Parties subsequently, in consideration of the service fees payable by ATRenew to JD at market rates. In addition, for the purpose of providing collaboration and support to ATRenew, JD undertakes to procure JD Retail Sub-group to designate dedicated liaisons, responsible for establishing the communication and support mechanisms with ATRenew.
3.5.2
The Parties agree to jointly develop the management system and settlement system, including fee management, goods management, order management, after-sales management and other modules, for the purposes of system-based management and settlement of the Paipai Marketplace Business between ATRenew and JD. JD shall assist ATRenew in the newly developed system’s connection and compatibility with JD’s internal system. The Parties shall enter into a separate technical service agreement, to specify the sharing of labor costs, technical costs, and other costs and expenses incurred in connection with the development of the new systems.
3.6
Other areas of cooperation:
3.6.1
ATRenew undertakes to prioritize the use of the following services provided by JD or the relevant entities set out below in its business operations, and to fully leverage the various resources provided by JD to achieve effective business synergy:
(1)
payment, credit, insurance and other financial products offered by JD Technology;
(2)
warehousing and logistics services provided by JD Logistics;
(3)
public cloud, operation and maintenance, smart customer services and other services provided by JD Cloud (to the extent that JD Cloud’s functions can satisfy ATRenew’s operating requirements, ATRenew shall migrate all or part of its system modules to JD Cloud);
(4)
extended warranty services for mobile phones and other products, and other services provided by Allianz JD.
3.6.2
When procuring any financial, warehouse and logistics, cloud product, insurance or other services referred to above, ATRenew shall first send invitations to tender to JD or the relevant entities set out above, or send them concurrently with other service providers, and to the extent that the service prices and terms of payment offered by JD or the relevant entities are not less favorable to those offered by any third party, shall procure and use the services provided by JD or the relevant entities.
3.7
Other requirements for the operation of the Paipai Marketplace Business:
3.7.1
During the Term, ATRenew agrees to grant to JD a royalty-free, permanent, and non-exclusive license to use the trademarks related to the Paipai Marketplace Business, including without limitation graphic and/or word marks in respect of “Paipai”, “拍拍”, “拍拍二手”, and “拍拍回收”, solely for the purpose of the transaction hereunder, provided that JD has the right to, and solely to, use such trademarks for the purpose of the cooperation between JD and ATRenew hereunder.
3.7.2
Unless otherwise agreed upon by the Parties, the Paipai Marketplace Business conducted by ATRenew on the JD Platform shall continue to use the relevant domain name owned by JD and be operated on the JD Platform, and JD undertakes to continue to give support, in areas of operation, system research and development, traffic resources, etc., to ATRenew in its operation of the Paipai Marketplace Business on the JD Platform, in accordance with the relevant agreements and collaborative practices between the Parties.
3.7.3
With respect to the operation of the Paipai Marketplace Business, in order to clarify the cooperation relationships among JD, ATRenew and the Pre-owned POP Merchants, ATRenew shall enter into a platform technical service agreement with JD, and each Pre-owned POP Merchant shall enter into an operation support and cooperation agreement with ATRenew, and authorize ATRenew to enter into a platform entry agreement with JD on its behalf. Under such cooperation mode, ATRenew shall collect security deposits, technical service fees, commissions and other fees from the Pre-owned POP Merchants with respect to the technical support and operational services provided by it, and pay such portion of the commissions to JD as set forth herein, in consideration of the platform services provided by JD. For further clarity, ATRenew shall fully cooperate with JD to handle all complaints, regulatory actions, punishments, litigation and other matters arising during the operation of the Paipai Marketplace Business, assume all costs, expenses and liabilities arising therefrom, and indemnify JD for all losses incurred as a result of any improper business practices of ATRenew. If JD suffers any loss due to any improper business practices of a Pre-owned POP Merchant, such Pre-owned POP Merchant and ATRenew shall assume their respective liabilities in accordance with the relevant agreements executed by such Pre-owned POP Merchant upon entry into the JD Platform. The Parties shall set forth detailed provisions regarding the respective rights, obligations, liabilities for compensation, and other matters in the platform technical service agreement or other relevant written agreements. ATRenew covenants and warrants that the Paipai Marketplace Business and other businesses (if any) that JD may permit it to conduct on the JD Platform will be conducted in strict compliance with the applicable PRC and other laws, regulations and practices, and the JD Platform Rules.
3.7.4
During the Term, ATRenew shall ensure that the pre-owned goods offered by it on the JD Platform are the best and most competitive in terms of quality, service level and pricing under the same conditions, and offer the most preferential terms regarding the quality of goods, service level and pricing, in such manner as agreed upon by the Parties subsequently.
4.
Effectiveness and Termination
4.1
This Agreement shall take effect on the Effective Date after being signed by the Parties, and be automatically renewed for an additional term of three (3) years following the expiration of the Term, until December 31, 2030.
4.2
During the term of this Agreement, this Agreement may terminate early with mutual consent of the Parties.
4.3
Upon termination of this Agreement for any reason, the Parties shall no longer perform the provisions hereof; provided that the provisions of Articles 4.3, 7, 10, 11 and 12 shall survive the termination of this Agreement.
5.
Intellectual Properties and Data
5.1
Subject to any specific intellectual property transfer agreement executed by the relevant parties (if applicable), the title to any documents and information provided by a Party to the other Party for the purpose of this Agreement, and the intellectual property rights therein shall in no event be changed merely by virtue of the cooperation hereunder.
5.2
Unless otherwise expressly provided herein or in the specific intellectual property license agreements executed by the relevant parties, without the prior written consent of the right holder, neither Party shall use or reproduce the patents, trademarks, names, logos, business information, technical and other data or documents, domain names, copyright, or other intellectual properties of the other Party, or apply for the registration of any intellectual property rights similar to the foregoing.
5.3
The ownership of the new intellectual properties created during the business cooperation between the Parties hereunder shall be determined by the Parties separately through consultation.
5.4
If any Party infringes on the intellectual property rights or other legitimate rights of the other Party during the cooperation hereunder, or provides any product, service, material or other item that infringes on the intellectual property rights or other legitimate rights of any third party, such Party shall indemnify the other Party for the losses arising therefrom.
6.
Force Majeure
6.1
If any Party is delayed in performing this Agreement due to any event of Force Majeure, such Party shall not be deemed to have breached this Agreement, nor shall such Party be liable for the damages arising therefrom, to the extent that such Party has used its best efforts to eliminate the cause of such delay, and the damages caused by such event of Force Majeure, including without limitation, seeking and using alternative tools and methods, and within fifteen (15) business days after the elimination of the Force Majeure (excluding the date of elimination), notifies the other Party of the facts of and possible damages caused by such event of Force Majeure. During the delay period, the affected Party shall implement reasonable alternative solutions or measures, or take other commercially reasonable actions to promote the performance of its obligations hereunder until the cause of delay has been eliminated.
7.
Confidentiality
7.1
The Parties acknowledge and confirm that any oral or written information exchanged between them in connection with this Agreement, and the existence and content of this Agreement shall be deemed confidential information. Each Party shall keep such confidential information in confidence, and without the written consent of the other Party, shall not disclose any confidential information to any third party, except for the information that: (1) is already known to the public, not through any unauthorized disclosure to the public by the receiving Party or its Affiliates or personnel; (2) is disclosed to the extent required by the applicable laws, competent government authorities or stock exchanges, or the rules and regulations of relevant stock exchanges; or (3) is disclosed by a Party to its counsels or financial advisors for the purpose of the cooperation hereunder, provided that such counsels or financial advisors are bound by the obligations of confidentiality similar to those set forth in this Article 7.
7.2
Each Party undertakes to use the confidential information provided by the other Party solely for the purposes of this Agreement, and destroy or return such confidential information at the request of the other Party upon the termination of this Agreement. In the event of any breach of the provisions of this Article 7 by the Affiliates of any Party, or its or its Affiliates’ employees, or the agencies engaged by it, such Party shall be deemed to have committed such breach itself, and assume the liability for breach in accordance with the provisions hereof. The provisions of this Article 7 shall survive any invalidity, rescission or termination of this Agreement for whatever reason.
8.
Taxes

8.1
Unless otherwise provided herein, each Party shall be responsible for the taxes payable by it pursuant to the applicable laws in connection with the execution and performance of this Agreement.
9.
Representations and Warranties
9.1
Each Party hereby represents and warrants to the other Party that:
(1)
it is a company duly incorporated and validly existing;
(2)
it has the right to enter into this Agreement, and its authorized representative has been duly authorized to sign this Agreement on its behalf;
(3)
it is not required to file with or notify any government authority, or obtain any license, permit, consent or other approval from any government authority or other person for the execution, delivery and performance of this Agreement; and
(4)
it has the capacity to perform its obligations hereunder, and its performance of such obligations will not result in any violation of its articles of association and other organizational documents.
9.2
In the event of any conflict between any legal document executed by a Party prior to the execution of this Agreement and the provisions hereof, such Party shall immediately notify the other Party in writing on the principles of good faith, honesty and friendship, and seek solutions with the other Party through consultation, provided that such Party shall indemnify the other Party for any loss incurred as a result of such conflict.
9.3
If, during the performance of the relevant obligations hereunder, a Party discovers that it needs to obtain any license, consent or approval from any third party, such Party shall notify the other Party in writing within thirty (30) days after the discovery thereof, and use its best efforts to obtain such third-party license, consent or approval, or if it is unable to obtain the same within a reasonable time limit, provide a solution acceptable to the other Party.
10.
Notices and Service
10.1
All notices and other communications required or given under this Agreement shall be delivered to the Parties at their respective addresses set forth in Article 10.2 in person, or by registered mail, postage prepaid, commercial courier or email. Any notice not sent by email shall be delivered by email at a later time. Any notice shall be deemed to have been effectively given:
10.1.1
if sent in person or by courier or registered mail, postage prepaid, the date it is received or rejected at the designated address for notice; or
10.1.2
if sent by email, the date the email is transmitted successfully, as confirmed by the system message received by the sender, with no failure or return message received, or if the email is sent on a non-business day or during non-business hours, the immediate following business day.
10.2
The Parties’ respective addresses for notice are as follows:

If to JD:

Address: 20/F, Building A, No. 18 Kechuang 11th Street, Yizhuang Economic & Technological Development Zone, Daxing District, Beijing

Attention: REN Jinlei, Strategic Investment Department, JD Group

Email: ******

Postal code: 101111

With a copy (which shall not constitute notice) to:

Address: 17/F, Building A, No. 18 Kechuang 11th Street, Yizhuang Economic & Technological Development Zone, Daxing District, Beijing

Attention: Legal Department, JD Group

Email: legalnotice@jd.com

Postal code: 101111

If to ATRenew:

Address: 12/F, Building 6, KIC, No. 433 Songhu Road, Yangpu District, Shanghai

Attention: CHEN Xuefeng

Email: ******

Postal code: 200433

10.3
Any Party may change its address for notice by giving notice to the other Party at any time in accordance with the provisions of this Article 10.
11.
Liabilities for Breach
11.1
If any Party breaches the provisions hereof, the breaching Party shall indemnify the other Party for all losses arising therefrom.
11.2
Each Party understands and agrees that it enters into this Agreement on behalf of itself and its controlled Affiliates, and it has the obligation to cause and procure its controlled Affiliates to comply with and perform this Agreement.
11.3
Notwithstanding the foregoing, the Parties agree that the cooperation hereunder shall be based on the principle of guaranteeing the normal user experience of JD. JD reserves the right to upgrade, adjust and optimize the matters and requirements concerning the business cooperation hereunder due to changes in its internal policies, and needs to ensure the user experience of the JD Platform, and upgrading of JD products. For the avoidance of doubt, any upgrading, adjustment and optimization of the matters hereunder as a result of changes in the internal policies of JD, and needs to ensure the user experience of the JD Platform, and upgrading of JD products shall not constitute a breach of this Agreement, to the extent that the provisions hereof are not materially affected.
12.
Governing Law and Dispute Resolution
12.1
The formation, validity, interpretation, performance, amendment, termination and dispute resolution in respect of this Agreement shall be governed by the existing laws of the Chinese Mainland.
12.2
Any dispute arising out of the interpretation or performance of this Agreement shall be resolved by the Parties through amicable consultation in the first instance. If such dispute fails to be resolved within 30 days after a Party gives written notice to the other Party, requesting resolution through consultation, either Party may refer such dispute to the Beijing Arbitration Commission (the “BAC”) for resolution by arbitration in accordance with the arbitration rules of the BAC in effect at the time the notice of arbitration is filed.
12.3
The seat of arbitration shall be Beijing. The arbitration tribunal shall consist of three (3) arbitrators, where ATRenew has the right to appoint one (1) arbitrator, JD has the right to appoint one (1) arbitrator, and the third arbitrator shall be selected by the BAC. The arbitration award shall be final and binding upon the Parties.
12.4
During the period of setting up the arbitration tribunal, either Party may seek preliminary injunction or other remedies available from any court of competent jurisdiction.
12.5
While any dispute arising out of the interpretation or performance of this Agreement is pending arbitration, except for the matters in dispute, each Party shall continue to exercise its rights and perform its obligations hereunder.
13.
Miscellaneous
13.1
The Parties agree to use their best efforts to negotiate in good faith on the matters referred to in Article 3 within a practical period after the Effective Date, in order to reach an agreement on the execution and operation of such matters, and enter into the relevant supplementary or auxiliary agreement.
13.2
Any amendment or supplement to this Agreement shall be made in writing. Any amendment or supplementary agreement duly executed by the Parties in respect of this

Agreement shall constitute part of this Agreement, and have equal legal effect as this Agreement.
13.3
Without the prior written consent of the other Party, neither Party shall transfer this Agreement or its rights and obligations hereunder to any third party; provided, however, a Party may assign the matters related to the cooperation hereunder to its Affiliate based on the actual needs.
13.4
During the term of this Agreement, neither Party shall make any negative comment on the other Party, including without limitation the corporate image, corporate brand, product designs, development and applications, business strategies or otherwise in respect of the other Party or its products, at any public occasion.
13.5
This Agreement, after taking effect, shall constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersede the Business Cooperation Framework Agreement executed by the Parties on June 1, 2024, and all prior oral and written agreements and understandings between the Parties with respect to the subject matter hereof.
13.6
Any matter related to but not expressly provided in this Agreement shall be addressed by the Parties through amicable consultation.
13.7
Nothing contained herein shall be deemed to create any partnership or constitute a Party as the agent of the other Party for any purpose. Neither Party shall have the right to bind the other Party, enter into any contract in the name of the other Party, or incur any liability on the other Party in any manner or for any purpose.
13.8
If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining parts and provisions hereof shall not be affected, and the Parties shall address such invalid, illegal or unenforceable provision through amicable consultation, with the aim of achieving the original commercial intention to the maximum extent practicable.
13.9
This Agreement shall take effect from the date first written above after being sealed by the Parties. This Agreement shall be made in four (4) originals, two (2) originals to be held by each Party with equal legal effect. Any executed electronic version of this Agreement exchanged by email, confirmed by the Parties, and saved in PDF format shall be deemed an original, and may be used independently as evidence of the formation and effectiveness of this Agreement.

(The remainder of this page is intentionally left blank, signature page follows.)

Seal of Party A: /s/ Beijing Jingdong Century Trading Co., Ltd.

Signature of Legal representative: /s/ Ran Xu

Seal of Party B: /s/ Shanghai Wanwuxinsheng Information Technology Group Co., Ltd.

Signature of Legal representative: /s/ Wenjing Hu